Puerto Rico Contact: Juan C. Cruz, Oriental Financial Group (787) 771-6820

U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP REPORTS NET INCOME AVAILABLE TO COMMON SHAREHOLDERS OF $6.9 MILLION
FOR THE FIRST QUARTER ENDED MARCH 31, 2006
SAN JUAN, Puerto Rico, July 21, 2006 — Oriental Financial Group Inc. (NYSE: OFG) today announced results for the first quarter ended March 31, 2006.
Net income available to common shareholders totaled $6.9 million, compared to $15.2 million in the March 2005 quarter and $7.3 million in the December 2005 quarter. Earnings per common share fully diluted were $0.28, compared to $0.58 in the year-ago quarter and $0.29 in the preceding quarter. The year ago quarter included a $3.3 million reduction in non-cash compensation expense, as a result of the Group’s previously disclosed restatement, and a $2.7 million tax benefit, which in the aggregate increased net income available to common shareholders by $0.23 per common share fully diluted.
Book value per share at March 31, 2006 equaled $11.19, compared to $10.45 at March 31, 2005 and $11.14 at December 31, 2005. Stockholders’ equity totaled $343.6 million, up 5.4% from $326.0 million a year ago and 0.5% from $341.8 million in the preceding quarter. Total financial assets managed and owned at March 31, 2006 were $7.61 billion, increasing 7.9% from $7.06 billion a year ago and 0.8% from $7.55 billion in the preceding quarter. Results for the March 2005 quarter have been restated, as previously announced.
“While we have been very successful in the March 2006 quarter with our strategies to increase non-interest income and reduce non-interest expenses, the results for the period continued to reflect the adverse impact of rising short term interest rates,” said José Rafael Fernández, President and CEO. “Looking ahead, higher interest rates will remain a significant issue. During the March 2006 quarter, FOMC (Federal Open Market Committee) 25 basis point rate increases occurred on January 31st and March 28th, and in the June 2006 quarter, on May 10th and June 29th.”
“Our capital position remains strong,” said Mr. Fernández. “Financial service revenues grew more than 48% year over year, due to increased fee income from investment banking, insurance and trust, 401K and Keogh revenues. Banking service revenues rose 19% year over year. Both financial and banking revenues benefited from our marketing and services aimed at mid-net worth individuals and professionals, and are designed to generate recurring fees. Importantly, our ongoing cost control program enabled us to reduce non-interest expenses more than 9% sequentially.”
Net Interest Income
Net interest income for the quarter amounted to $15.2 million compared to $20.4 million in the March 2005 quarter and $17.1 million in the December 2005 quarter. The interest rate margin was 1.37% compared to 2.02% in the year ago quarter and 1.58% in the preceding quarter.
The decline in net interest income reflected increasing rates on interest bearing liabilities, primarily short-term borrowings, which have continued to rise faster than yields on interest earning assets. Interest income for the quarter totaled $56.0 million, an increase of 17.7% over the March 2005 quarter and 3.2% over the December 2005 quarter, while interest expense of $40.8 million increased 50.1% over the March 2005 quarter and 9.6% sequentially.
Interest income from loans rose 21.1% over the March 2005 quarter and 3.6% over the December 2005 quarter, and interest income from securities rose 16.4% over the March 2005 quarter and 3.0% over the December 2005 quarter, reflecting both higher yield and volume.
Non-Interest Income
Total non-interest income was $9.0 million, an increase of 46.7% over the March 2005 quarter and 4.6% over the December 2005 quarter. Financial service revenues totaled $5.0 million compared to $3.3 million in the year ago quarter and $3.6 million in the preceding quarter, while banking service revenues totaled $2.2 million versus $1.8 million in the March 2005 quarter and $2.3 million in the December 2005 quarter.
Mortgage banking activities revenues for the quarter totaled $0.4 million, versus $1.1 million in the March 2005 quarter and $0.6 million in the December 2005 quarter. There was a slight net gain on securities versus net gains of $0.4 million and $0.3 million in the March 2005 and December 2005 quarters, respectively. Declines in mortgage banking and net gain on securities reflected the Group’s strategy of retaining a higher amount of mortgages, as well as profitable investment securities, to obtain recurring interest income.
Combined income from net gain on derivatives and other totaled $1.3 million, versus a combined loss of $0.6 million in the March 2005 quarter and a combined gain of $1.8 million in the December 2005 quarter. The year over year increase of both items reflects the mark to market valuation of financial instruments put in place last year to offset partially the effect of rising rates on interest expense.
Non-Interest Expenses
Non-interest expenses totaled $14.9 million, compared to $16.4 million in the December 2005 quarter and, as restated, $12.1 million in the March 2005 quarter. The March 2006 quarter reflected sequential declines in compensation expense; advertising and business promotion expenses; professional and service fees; and other costs. Even though these expenses declined, non-interest expenses did include higher accounting fees related to the Group’s change in its fiscal year; start-up expenses related to new and expanded branches; and acceleration of amortization of existing leasehold improvements related to the Group’s May 2006 move to new corporate offices, where most non-branch operations have been consolidated for increased efficiencies.
Investment Securities
Investment securities were $3.49 billion at March 31, 2006, an increase of 7.1% year over year and 0.2% sequentially. Investments increased from a year ago due primarily to the purchase of AAA and AA-rated U.S. agency notes. The nominal sequential change reflects the Group’s strategy of growing loans faster than investment securities.
Lending Activities
Lending balances and activity continued to increase. Total loans were $941.2 million at March 31, 2006, up 9.8% from a year ago and 4.2% sequentially. Mortgage loans were $683.9 million at March 31, 2006 compared to $596.8 million a year ago and $649.3 million at December 31, 2005. Commercial loans, mainly secured by real estate, were $221.7 million at March 31, 2006 compared to $234.2 million a year ago and $224.8 million at December 31, 2005. Consumer loans were $38.1 million at March 31, 2006 compared to $26.1 million a year ago and $35.5 million at December 31, 2005.
Loan production and purchases amounted to $92.7 million in the March 2006 quarter compared to $159.8 million in the year ago quarter and $79.6 million in the preceding quarter. Production in the March 2006 quarter reflected sequential growth in mortgage and commercial and year over year growth in consumer, and purchases resulted from the start of the Group’s previously announced mortgage wholesaling business. Year ago loan balances and loan purchases include the previously announced reclassification of $109.6 million in certain purchased loans from mortgage loans to commercial loans.
Interest Bearing Liabilities
Deposits of $1.27 billion at March 31, 2006 increased 6.4% year over year, but were 1.9% lower sequentially. The year over year growth primarily reflected brokered CDs issued in the June 2005 quarter. As of March 31, 2006, brokered CDs represented 20% of total deposits compared to 17% a year ago. Borrowings at March 31, 2006 totaled $2.91 billion, an increase of 10.2% year over year and 2.9% on a sequential quarter basis, primarily due to the Group’s use of repurchase agreements. While the Group’s long-term strategy is to use deposits rather than borrowings to fund asset growth, from time to time it is more cost-effective for the Group to use repurchase agreements.
Credit Quality
     Provision for loan losses for the March 2006 quarter was $1.1 million compared to $0.7 million in the March 2005 quarter and approximately $1.0 million in the December 2005 quarter. Net charge offs declined to $0.6 million (0.25% of average loans outstanding)

compared to $1.2 million (0.61%) in the March 2005 quarter and $1.2 million (0.50%) in the December 2005 quarter. The provision is based on an analysis by the Group of the credit quality and composition of its loan portfolio to maintain the allowance at an adequate level.
At March 31, 2006, non-performing loans were $30.0 million, down 6.5% from a year ago and up 5.3% from December 31, 2005. Non-performing loans to total loans were 3.16%, compared to 3.71% in the March 2005 quarter and 3.12% in the December 2005 quarter.
Capital
The Group continues to be well-capitalized, with ratios significantly above regulatory capital adequacy guidelines. At March 31, 2006, Tier 1 Leverage Capital Ratio was 9.67% (more than 2.4 times the minimum of 4.00%), Tier 1 Risk-Based Capital Ratio was 33.88% (more than 8.4 times the minimum of 4.00%), and Total Risk-Based Capital Ratio was 34.44% (more than 4.3 times the minimum of 8.00%).
“The reporting of our March 2006 quarter results was delayed because of the extra three months needed to complete and file our 10-K for the six month transition period ended December 2005, which resulted from a change to a calendar year,” Mr. Fernández said. “Our current plan is to file our first quarter 2006 10-Q in August, our second quarter 10-Q in September, and our third quarter 10-Q by its due date in November.”
About Oriental Financial Group
Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 41st year in business, Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration through its wholly owned subsidiary, Caribbean Pension Consultants, Inc. The Group’s core businesses include a full range of mortgage, commercial and consumer banking services offered through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
# # #

ORIENTAL FINANCIAL GROUP

Financial Summary (NYSE:OFG)
Summary of Operations (in thousands, except per share data):

				QUARTER
	QUARTER PERIOD ENDED			PERIOD ENDED
	31-Mar-06	31-Mar-05%		31-Dec-05
	(As restated)
Interest Income:
Loans	$16,253	$13,422	21.1%	$15,684
Investment securities	39,739	34,150	16.4%	38,589

Total interest income	55,992	47,572	17.7%	54,273

Interest Expense:
Deposits	10,498	7,624	37.7%	10,693
Securities sold under agreements to repurchase	26,363	16,386	60.9%	22,776
Other borrowed funds	3,919	3,152	24.3%	3,752

Total interest expense	40,780	27,162	50.1%	37,221

Net interest income	15,212	20,410	-25.5%	17,052
Provision for loan losses	(1,101)	(660)	66.8%	(951)

Net interest income after provision for loan losses	14,111	19,750	-28.6%	16,101

Non-Interest Income:
Financial service revenues	4,961	3,348	48.2%	3,582
Banking service revenues	2,176	1,828	19.0%	2,250
Mortgage banking activities	436	1,073	-59.4%	633

Total banking and financial service revenues	7,573	6,249	21.2%	6,465
Net gain on sale of securities	47	444	-89.4%	311
Net gain (loss) on derivatives	882	(623)	-241.6%	1,127
Other	451	31	1354.8%	653

Total non-interest income	8,953	6,101	46.7%	8,556

Non-Interest Expenses:
Compensation and employees’ benefits	6,173	3,294	87.4%	6,454
Occupancy and equipment	2,889	2,466	17.2%	2,823
Advertising and business promotion	1,066	1,487	-28.3%	1,837
Professional and service fees	1,624	1,837	-11.6%	2,078
Communication	447	377	18.6%	424
Loan servicing expenses	455	401	13.5%	465
Taxes, other than payroll and income taxes	600	463	29.6%	598
Electronic banking charges	468	517	-9.5%	465
Printing, postage, stationery and supplies	186	210	-11.4%	269
Insurance	213	187	13.9%	189
Other	762	909	-16.2%	821

Total non-interest expenses	14,883	12,148	22.5%	16,423

Income before income taxes	8,181	13,703	-40.3%	8,234
Income tax expense (benefit)	131	(2,671)	-104.9%	265

Net income	8,050	16,374	-50.8%	8,499
Less: Dividends on preferred stock	(1,200)	(1,200)	0.0%	(1,200)

Income available to common shareholders	$6,850	$15,174	-54.9%	$7,299

EARNINGS PER SHARE
Earning per common share (basic)	$0.28	$0.62	-54.8%	$0.30

Earning per common share (diluted)	$0.28	$0.58	-51.7%	$0.29

Dividends declared per common share	$0.14	$0.14	0.0%	$0.14

Average shares outstanding	24,613	24,628	-0.1%	24,628
Average potential common shares-options	137	1,341	-89.8%	223

Total average shares outstanding and equivalents	24,750	25,969	-4.7%	24,851

Common shares outstanding at end of period	24,620	24,676	-0.2%	24,580

Book value per common share	$11.19	$10.45	7.1%	$11.14

PERFORMANCE RATIOS:
Return on assets	0.70%	1.73%	-59.5%	0.76%

Return on common equity	9.94%	25.84%	-61.5%	10.60%

Efficiency ratio	65.32%	45.57%	43.3%	69.83%

Leverage capital ratio	9.67%	10.67%	-9.4%	10.13%

Tier 1 risk-based capital	33.88%	40.94%	-17.2%	34.68%

Total risk-based capital	34.44%	41.58%	-17.2%	35.19%

SELECTED FINANCIAL DATA AT PERIOD-END
Trust Assets Managed	$1,877,958	$1,744,642	7.6%	$1,875,300
Broker-Dealer Assets Gathered	1,170,639	1,098,291	6.6%	1,132,286

Total Assets Managed	3,048,597	2,842,933	7.2%	3,007,586
Bank assets owned	4,564,098	4,213,587	8.3%	4,546,949

Total financial assets managed and owned	$7,612,695	$7,056,520	7.9%	$7,554,535

ORIENTAL FINANCIAL GROUP Financial Summary
(NYSE:OFG)
Summary of Operations (in thousands, except per share data):

				QUARTER
	QUARTER PERIOD ENDED			PERIOD ENDED
	31-Mar-06	31-Mar-05%		31-Dec-05
	(As restated)
SELECTED FINANCIAL DATA AT PERIOD-END

Cash and due from banks	$13,227	$15,214	-13.1%	$13,789

Interest-earning assets:
Investments:
Short term investments	70,288	5,231	1243.7%	63,480
Trading securities	320	267	19.9%	146
Investment securities available-for-sale, at fair value	1,088,613	1,186,430	-8.2%	1,046,884
Investment securities held-to-maturity, at amortized cost	2,306,410	2,032,519	13.5%	2,346,255
Federal Home Loan Bank (FHLB) stock, at cost	19,403	28,160	-31.1%	20,002

Total investments	3,485,034	3,252,607	7.1%	3,476,767

Loans:
Mortgage loans	683,865	596,729	14.6%	649,257
Commercial loans, mainly secured by real estate	221,693	234,172	-5.3%	224,831
Consumer loans	38,089	26,107	45.9%	35,482

Loans receivable, gross	943,647	857,008	10.1%	909,570
Less: Unamortized discount related to mortgage servicing rights sold	(5,444)	(5,122)	6.3%	(5,728)
Deferred loan fees, net	(2,801)	(3,196)	-12.4%	(2,850)

Loans receivable	935,402	848,690	10.2%	900,992
Allowance for loan losses	(7,160)	(6,980)	2.6%	(6,630)

Loans receivable, net	928,242	841,710	10.3%	894,362
Mortgage loans held for sale	12,998	15,489	-16.1%	8,946

Total loans, net	941,240	857,199	9.8%	903,308

Total interest-earning assets	4,426,274	4,109,806	7.7%	4,380,075

Securities sold but not yet delivered	1,192	179	565.9%	44,009
Accrued interest receivable	29,539	23,175	27.5%	29,067
Premises and equipment, net	15,307	16,933	-9.6%	14,828
Deferred tax asset, net	13,845	6,347	118.1%	12,222
Foreclosed real estate	4,312	4,182	3.1%	4,802
Other assets	60,402	37,751	60.0%	48,157

Total assets	$4,564,098	$4,213,587	8.3%	$4,546,949

Interest-bearing liabilities:
Deposits:
Demand deposits	$144,274	$151,731	-4.9%	$146,623
Savings accounts	107,869	93,947	14.8%	82,641
Certificates of deposit	1,021,398	950,886	7.4%	1,069,304

Total deposits	1,273,541	1,196,564	6.4%	1,298,568

Borrowings:
Federal funds purchased and other short term borrowings	13,811	—	100.0%	1,930
Securities sold under agreements to repurchase	2,513,986	2,256,295	11.4%	2,427,880
Advances from FHLB	300,000	301,500	-0.5%	313,300
Subordinated capital notes	72,166	72,166	0.0%	72,166
Term notes and other borrowings	15,000	15,000	0.0%	17,525

Total borrowings	2,914,963	2,644,961	10.2%	2,832,801

Total interest-bearing liabilities	4,188,504	3,841,525	9.0%	4,131,369

Securities and loans purchased but not yet received	1,233	56	2101.8%	43,354
Accrued expenses and other liabilities	30,751	46,030	-33.2%	30,435

Total liabilities	4,220,488	3,887,611	8.6%	4,205,158

Preferred Equity	68,000	68,000	0.0%	68,000

Common Equity:
Common stock	25,365	24,676	2.8%	25,350
Additional paid-in capital	208,581	198,411	5.1%	208,454
Legal surplus	36,780	32,979	11.5%	35,863
Retained earnings	54,825	41,703	31.5%	52,340
Treasury stock, at cost	(10,240)	(11)	92990.9%	(10,332)
Accumulated other comprehensive loss	(39,701)	(39,782)	-0.2%	(37,884)

Total common equity	275,610	257,976	6.8%	273,791

Stockholders’ equity	343,610	325,976	5.4%	341,791

Total liabilities and stockholders’ equity	$4,564,098	$4,213,587	8.3%	$4,546,949

Number of financial centers	24	23		24

ORIENTAL FINANCIAL GROUP Financial Summary
(NYSE:OFG)
Summary of Operations (in thousands, except per share data):

				QUARTER
	QUARTER PERIOD ENDED			PERIOD ENDED
	31-Mar-06	31-Mar-05%		31-Dec-05
	(As restated)
CREDIT DATA
Net charge-offs on loans:
Mortgage	$199	$752	-73.5%	$559
Commercial	18	312	-94.3%	70
Consumer	354	180	96.7%	529

Net loans charged-off	$571	$1,244	-54.1%	$1,158

Net credit losses to average loans outstanding	0.25%	0.61%	-59.0%	0.50%

Allowance for loan losses	$7,160	$6,980	2.6%	$6,630

Allowance coverage ratios:
Allowance for loan losses to total loans	0.75%	0.81%	-7.4%	0.73%

Allowance for loan losses to non-performing loans	23.91%	21.78%	9.8%	23.32%

Allowance for loan losses to non-residential non-performing loans	139.93%	144.99%	-3.5%	135.40%

Non-performing assets summary:
Mortgage	$24,833	$27,231	-8.8%	$23,535
Commercial, mainly real estate	4,838	4,582	5.6%	4,600
Consumer	279	232	20.3%	298

Non-performing loans	29,950	32,045	-6.5%	28,433
Foreclosed properties	4,312	4,182	3.1%	4,802

Non-performing assets	$34,262	$36,227	-5.4%	$33,235

Non-performing loans to total loans	3.16%	3.71%	-14.8%	3.12%

Non-performing loans to total assets	0.66%	0.76%	-13.2%	0.63%

Non-performing assets to total assets	0.75%	0.86%	-12.8%	0.73%

Loan Production and Purchases Summary:
Mortgage loans production	$63,197	$62,547	1.0%	$61,389
Mortgage loans purchased	7,654	15,629	-51.0%	257

Total mortgage	70,851	78,176	-9.4%	61,646
Commercial	15,546	77,123	-79.8%	9,843
Consumer	6,262	4,508	38.9%	8,060

Total loan production and purchases	$92,659	$159,807	-42.0%	$79,549

TAX EQUIVALENT SPREAD
Interest-earning assets	5.04%	4.70%	7.2%	5.01%
Tax equivalent adjustment	1.18%	1.06%	11.3%	0.99%

Interest-earning assets — tax equivalent	6.22%	5.76%	8.0%	6.00%
Interest-bearing liabilities	3.96%	2.88%	37.5%	3.75%

Tax equivalent interest rate spread	2.26%	2.88%	-21.5%	2.25%

Tax equivalent interest rate margin	2.55%	3.08%	-17.2%	2.57%

NORMAL SPREAD
Investments	4.52%	4.22%	7.1%	4.52%
Loans	7.05%	6.60%	6.8%	6.82%

Interest-earning assets	5.04%	4.70%	7.2%	5.01%

Deposits	3.39%	2.76%	22.8%	3.29%
Borrowings	4.20%	2.93%	43.3%	3.97%

Interest-bearing liabilities	3.96%	2.88%	37.5%	3.75%

Interest rate spread	1.08%	1.82%	-40.7%	1.26%

Interest rate margin	1.37%	2.02%	-32.2%	1.58%